AMENDED AND RESTATED
RIGHT OF FIRST REFUSAL AGREEMENT

THIS AMENDED AND RESTATED RIGHT OF FIRST REFUSAL AGREEMENT (this “Agreement”), is made as of the _____ day of March, 2016, by and among Virtuix Holdings Inc., a Delaware corporation (the “Company”), the Investors listed on Schedule A hereto and the Key Holders listed on Schedule B hereto.

R E C I T A L S:

A.     The Company, the Investors in the Company’s Series Seed Preferred Stock and Series 2 Seed Preferred Stock listed on Schedule A thereto, and the holders of the Company’s Common Stock listed on Schedule B thereto are parties to the Right of First Refusal Agreement dated as of April 7, 2014, as amended by Amendment No. 1 to Right of First Refusal Agreement dated as of December 3, 2014 (as so amended, the “Prior RoFR Agreement”).

B.     The Prior RoFR Agreement provides that it may only be amended or modified by a written instrument executed by the Company, Key Holders holding a majority of the shares of Transfer Stock then held by all of the Key Holders who are then providing services to the Company as officers, employees or consultants, and Investors holding a majority of the Common Stock issuable or issued upon conversion of the Series Seed Preferred Stock and Series 2 Seed Preferred Stock of the Company.

C.     The Investors executing this Agreement hold a majority of the Common Stock issuable or issued upon conversion of the Series Seed Preferred Stock and Series 2 Seed Preferred Stock of the Company; and the Key Holders executing this Amendment hold more than a majority of the shares of Transfer Stock held by all of the Key Holders who are currently providing services to the Company as officers, employees or consultants.

D.     On and after the date hereof, the Company intends to sell shares of its Series A Preferred Stock, par value $0.001 per share, of the Company (the “Series A Preferred Stock”) to new and current investors in the Company (collectively, the “Series A Investors”).

E.     As a condition to each Series A Investor’s purchase of shares of Series A Preferred Stock, the Company, the current Investors executing this Agreement, and the Key Holders have agreed to enter into this Agreement with each of the Series A Investors.

F.     The parties hereto desire to amend and restate the Prior RoFR Agreement in its entirety by this Agreement so as to afford the Series A Investors with the first refusal rights provided for herein.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company, the Key Holders and the Investors agree as follows:

1.	Definitions.

1.1     “Affiliate” means, with respect to any specified Investor, any other Investor who directly or indirectly, controls, is controlled by or is under common control with such Investor, including, without limitation, any general partner, managing member, officer or director of such Investor, or any venture capital fund now or hereafter existing which is controlled by one or more general partners or managing members of, or shares the same management company with, such Investor.

1.2     “Capital Stock” means (a) shares of Preferred Stock, (b) shares of Common Stock, whether now outstanding or hereafter issued in any context, including, without limitation, upon the conversion of shares of Preferred Stock, and (c) shares of Common Stock issued or issuable upon exercise or conversion, as applicable, of stock options, warrants or other convertible securities of the Company, in each case now owned or subsequently acquired by any Key Holder, any Investor, or their respective successors or permitted transferees or assigns. For purposes of the number of shares of Capital Stock held by an Investor or Key Holder (or any other calculation based thereon), all shares of Preferred Stock shall be deemed to have been converted into Common Stock at the then-applicable conversion ratio.

1.3     “Change of Control” means a transaction or series of related transactions in which a person, or a group of related persons, acquires from stockholders of the Company shares representing more than fifty percent (50%) of the outstanding voting power of the Company.

1.4     “Common Stock” means shares of Common Stock of the Company, $0.001 par value per share.

1.5     “Company Notice” means a written notice from the Company notifying the selling Key Holder that the Company intends to exercise its Right of First Refusal as to some or all of the Transfer Stock with respect to any Proposed Key Holder Transfer.

1.6     “Investor Notice” means a written notice from an Investor notifying the Company and the selling Key Holder that such Investor intends to exercise its Secondary Refusal Right as to a portion of the Transfer Stock with respect to any Proposed Key Holder Transfer.

1.7     “Investors” means the persons named on Schedule A hereto, each person to whom the rights of an Investor are assigned pursuant to Section 7.9, and each person who hereafter becomes a signatory to this Agreement pursuant to Sections 7.8 and 7.11, as the context may require.

1.8     “Key Holders” means the persons named on Schedule B hereto, each person to whom the rights of a Key Holder are assigned pursuant to Section 3, and each person who hereafter becomes a signatory to this Agreement as a “Key Holder” as a condition to such person becoming a stockholder of the Company, as the context may require

1.9     “Preferred Stock” means, collectively, shares of the Company’s Series Seed Preferred Stock, Series 2 Seed Preferred Stock and Series A Preferred Stock.

1.10     “Proposed Key Holder Transfer” means any assignment, sale, offer to sell, pledge, mortgage, hypothecation, encumbrance, disposition of or any other like transfer or encumbering of any Transfer Stock (or any interest therein) proposed by any of the Key Holders.

1.11     “Proposed Transfer Notice” means written notice from a Key Holder setting forth the terms and conditions of a Proposed Key Holder Transfer.

1.12     “Prospective Transferee” means any person to whom a Key Holder proposes to make a Proposed Key Holder Transfer.

1.13     “Restated Certificate” means the Company’s Third Amended and Restated Certificate of Incorporation, as in effect on the date hereof and as the same may hereafter be amended from time to time.

1.14     “Right of First Refusal” means the right, but not an obligation, of the Company, or its permitted transferees or assigns, to purchase some or all of the Transfer Stock with respect to a Proposed Key Holder Transfer, on the terms and conditions specified in the Proposed Transfer Notice.

1.15     “Secondary Notice” means a written notice from the Company notifying the Investors and the selling Key Holder that the Company does not intend to exercise its Right of First Refusal as to all shares of Transfer Stock with respect to any Proposed Key Holder Transfer.

1.16     “Secondary Refusal Right” means the right, but not an obligation, of each Investor to purchase up to its pro rata portion (based upon the total number of shares of Capital Stock then held by all Investors) of any Transfer Stock not purchased by the Company pursuant to its Right of First Refusal, on the terms and conditions specified in the Proposed Transfer Notice.

1.17     “Transfer Stock” means shares of Capital Stock owned by a Key Holder as of the date hereof, or issued to a Key Holder after the date hereof (including, without limitation, in connection with any stock split, stock dividend, recapitalization, reorganization, or the like).

1.18     “Under subscription Notice” means written notice from an Investor notifying the Company and the selling Key Holder that such Investor intends to exercise its option to purchase all or any portion of the Transfer Stock not purchased pursuant to the Secondary Refusal Right.

2.	Agreement Among the Company, the Investors and the Key Holders.

2.1     Right of First Refusal by Key Holders.

(a)     Grant. Each Key Holder hereby unconditionally and irrevocably grants to the Company a Right of First Refusal to purchase all or any portion of Transfer Stock that such Key Holder may propose to transfer in a Proposed Key Holder Transfer, at the same price and on the same terms and conditions as those offered to the Prospective Transferee.

(b)     Notice. Each Key Holder proposing to make a Proposed Key Holder Transfer must deliver a Proposed Transfer Notice to the Company and each of the Investors not later than forty-five (45) days prior to the consummation of such Proposed Key Holder Transfer. Such Proposed Transfer Notice shall contain the material terms and conditions (including price and form of consideration) of the Proposed Key Holder Transfer, the identity of the Prospective Transferee and the intended date of the Proposed Key Holder Transfer. To exercise its Right of First Refusal under this Section 2, the Company must deliver a Company Notice to the selling Key Holder within fifteen (15) days after delivery of the Proposed Transfer Notice.

(c)     Grant of Secondary Refusal Right to Investors. Each Key Holder hereby unconditionally and irrevocably grants to the Investors a Secondary Refusal Right to purchase all or any portion of the Transfer Stock not purchased by the Company pursuant to the Right of First Refusal, as provided in this Section 2.1(c). If the Company does not intend to exercise its Right of First Refusal with respect to all Transfer Stock subject to a Proposed Key Holder Transfer, the Company must deliver a Secondary Notice to the selling Key Holder and to each Investor to that effect no later than fifteen (15) days after the selling Key Holder delivers the Proposed Transfer Notice to the Company. To exercise its Secondary Refusal Right, an Investor must deliver an Investor Notice to the selling Key Holder and the Company within ten (10) days after the Company’s deadline for its delivery of the Secondary Notice as provided in the preceding sentence.

 (d)     Under subscription of Transfer Stock. If options to purchase have been exercised by the Company and the Investors with respect to some but not all of the Transfer Stock by the end of the ten (10) day period specified in the last sentence of Section 2.1(c) (the “Investor Notice Period”), then the Company shall, immediately after the expiration of the Investor Notice Period, send written notice (the “Company Under subscription Notice”) to those Investors who fully exercised their Secondary Refusal Right within the Investor Notice Period (the “Exercising Investors”). Each Exercising Investor shall, subject to the provisions of this Section 2.1(d), have an additional option to purchase all or any part of the balance of any such remaining unsubscribed shares of Transfer Stock on the terms and conditions set forth in the Proposed Transfer Notice. To exercise such option, an Exercising Investor must deliver an Under subscription Notice to the selling Key Holder and the Company within ten (10) days after the expiration of the Investor Notice Period. In the event there are two (2) or more such Exercising Investors that choose to exercise the last-mentioned option for a total number of remaining shares in excess of the number available, the remaining shares available for purchase under this Section 2.1(d) shall be allocated to such Exercising Investors pro rata based on the number of shares of Transfer Stock such Exercising Investors have elected to purchase pursuant to the Secondary Refusal Right (without giving effect to any shares of Transfer Stock that any such Exercising Investor has elected to purchase pursuant to the Company Undersubscription Notice). If the options to purchase the remaining shares are exercised in full by the Exercising Investors, the Company shall immediately notify all of the Exercising Investors and the selling Key Holder of that fact.

(e)     Consideration; Closing. If the consideration proposed to be paid for the Transfer Stock is in property, services or other non-cash consideration, the fair market value of the consideration shall be as determined in good faith by the Company’s Board of Directors and as set forth in the Company Notice. If the Company or any Investor cannot for any reason pay for the Transfer Stock in the same form of non-cash consideration, the Company or such Investor may pay the cash value equivalent thereof, as determined in good faith by the Board of Directors and as set forth in the Company Notice. The closing of the purchase of Transfer Stock by the Company and the Investors shall take place, and all payments from the Company and the Investors shall have been delivered to the selling Key Holder, by the later of (i) the date specified in the Proposed Transfer Notice as the intended date of the Proposed Key Holder Transfer; and (ii) forty-five (45) days after delivery of the Proposed Transfer Notice.

2.2     [Intentionally Omitted].

2.3     Effect of Failure to Comply.

(a)     Transfer Void; Equitable Relief. Any Proposed Key Holder Transfer not made in compliance with the requirements of this Agreement shall be null and void ab initio, shall not be recorded on the books of the Company or its transfer agent and shall not be recognized by the Company. Each party hereto acknowledges and agrees that any breach of this Agreement would result in substantial harm to the other parties hereto for which monetary damages alone could not adequately compensate. Therefore, the parties hereto unconditionally and irrevocably agree that any non-breaching party hereto shall be entitled to seek protective orders, injunctive relief and other remedies available at law or in equity (including, without limitation, seeking specific performance or the rescission of purchases, sales and other transfers of Transfer Stock not made in strict compliance with this Agreement).

(b)     Violation of Refusal Rights. If any Key Holder becomes obligated to sell any Transfer Stock to the Company or any Investor under this Agreement and fails to deliver such Transfer Stock in accordance with the terms of this Agreement, the Company and/or any such Investors may, at its option, in addition to all other remedies it may have, send to such Key Holder the purchase price for such Transfer Stock as is herein specified and transfer to the name of the Company or such Investor (or request that the Company effect such transfer in the name of an Investor) on the Company’s books any certificates, instruments, or book entry representing the Transfer Stock to be sold.

3.	Exempt Transfers.

3.1     Exempted Transfers. Notwithstanding the foregoing or anything to the contrary herein, the provisions of Section 2.1 shall not apply (a) in the case of a Key Holder that is an entity, upon a transfer by such Key Holder to its stockholders, members, partners or other equity holders; (b) to a repurchase of Transfer Stock from a Key Holder by the Company at a price no greater than that originally paid by such Key Holder for such Transfer Stock and pursuant to an agreement containing vesting and/or repurchase provisions approved by a majority of the Board of Directors; (c) to a pledge of Transfer Stock that creates a mere security interest in the pledged Transfer Stock, provided that the pledgee thereof agrees in writing in advance to be bound by and comply with all applicable provisions of this Agreement to the same extent as if it were the Key Holder making such pledge; or (d) in the case of a Key Holder that is a natural person, upon a transfer of Transfer Stock by such Key Holder made for bona fide estate planning purposes, either during his or her lifetime or on death by will or intestacy to his or her spouse, child (natural or adopted), or any other direct lineal descendant of such Key Holder (or his or her spouse) (all of the foregoing collectively referred to as “Family Members”), or any other person approved by the Board of Directors of the Company, or any custodian or trustee of any trust, partnership or limited liability company for the benefit of, or the ownership interests of which are owned wholly by such Key Holder or any such family members; provided that in the case of clause(s) (a), (c), or (d), the Key Holder shall deliver prior written notice to the Company at least ten (10) days prior to effecting such pledge, gift or transfer, such shares of Transfer Stock shall at all times remain subject to the terms and restrictions set forth in this Agreement, and such transferee shall, as a condition to the receipt of such pledge, gift or transfer, deliver a counterpart signature page to this Agreement as confirmation that such transferee shall be bound by all the terms and conditions of this Agreement as a Key Holder (but only with respect to the securities so transferred to the transferee), including the obligations of a Key Holder with respect to Proposed Key Holder Transfers of such Transfer Stock pursuant to Section 2.1.

3.2     Exempted Offerings. Notwithstanding the foregoing or anything to the contrary herein, the provisions of Section 2 shall not apply to the sale of any Transfer Stock (a) to the public in an offering pursuant to an effective registration statement under the Securities Act of 1933, as amended (a “Public Offering”); or (b) pursuant to a Deemed Liquidation (as defined in the Restated Certificate).

4.     Legend. Each certificate, instrument, or book entry representing shares of Transfer Stock held by the Key Holders or issued to any permitted transferee in connection with a transfer permitted by Section 3 hereof shall be notated with the following legend:

THE SALE, PLEDGE, HYPOTHECATION, OR TRANSFER OF THE SECURITIES REPRESENTED HEREBY IS SUBJECT TO, AND IN CERTAIN CASES PROHIBITED BY, THE TERMS AND CONDITIONS OF A CERTAIN RIGHT OF FIRST REFUSAL AGREEMENT BY AND AMONG THE STOCKHOLDER, THE CORPORATION AND CERTAIN OTHER HOLDERS OF STOCK OF THE CORPORATION. COPIES OF SUCH AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE CORPORATION.

Each Key Holder agrees that the Company may instruct its transfer agent to impose transfer restrictions on the shares notated with the legend referred to in this Section 4 above to enforce the provisions of this Agreement, and the Company agrees to promptly do so. The legend shall be removed upon termination of this Agreement at the request of the holder.

5.	Lock-Up.

5.1     Agreement to Lock-Up. Each Key Holder hereby agrees that it will not, without the prior written consent of the managing underwriter, during the period commencing on the date of the final prospectus relating to the Company’s initial public offering (the “IPO”) and ending on the date specified by the Company and the managing underwriter (such period not to exceed one hundred eighty (l80) days), or such other period as may be requested by the Company or an underwriter to accommodate regulatory restrictions on (1) the publication or other distribution of research reports; and (2) analyst recommendations and opinions, including, but not limited to, the restrictions contained in FINRA Rule 2711(f)(4) or NYSE Rule 472(f)(4), or any successor provisions or amendments thereto), (a) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Capital Stock held immediately prior to the effectiveness of the registration statement for the IPO; or (b) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Capital Stock, whether any such transaction described in clause (a) or (b) above is to be settled by delivery of Capital Stock or other securities, in cash or otherwise. The foregoing provisions of this Section 5 shall not apply to the sale of any shares to an underwriter pursuant to an underwriting agreement, and shall only be applicable to the Key Holders if all officers, directors and holders of more than one percent (1%) of the outstanding Common Stock (after giving effect to the conversion into Common Stock of all outstanding Preferred Stock) enter into similar agreements. The underwriters in connection with the IPO are intended third-party beneficiaries of this Section 5 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto. Each Key Holder further agrees to execute such agreements as may be reasonably requested by the underwriters in the IPO that are consistent with this Section 5 or that are necessary to give further effect thereto.

5.2     Stop Transfer Instructions. In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the shares of Capital Stock of each Key Holder (and transferees and assignees thereof) until the end of such restricted period.

6.	Drag-Along Rights.

6.1     Definitions. For purposes of this Section 6, a “Sale of the Company” shall mean either a Change of Control or (b) any other transaction that qualifies as a “Deemed Liquidation” as defined in the Restated Certificate.

6.2     Actions to be Taken. In the event that (i) the Board of Directors of the Company, (ii) the holders of at least 66.67% of the then outstanding shares of Common Stock, voting as a separate class of shares from all other issued and outstanding series and classes of Capital Stock (the “Electing Common Holders”), and (iii) the holders of a majority of the issued and outstanding shares of Preferred Stock, voting together as a single class on an as-converted-to Common Stock basis (the “Electing Preferred Holders”; and collectively with the Electing Common Holders, the “Electing Holders”), approve a Sale of the Company in writing, specifying that this Section 6 shall apply to such transaction, then each Key Holder, each Investor and the Company hereby agree to the following:

(a)     if such transaction requires stockholder approval, with respect to all shares of Capital Stock that such Key Holder or Investor owns or over which such Key Holder or Investor otherwise exercises voting power, to vote (in person, by proxy or by action by written consent, as applicable) all such shares of Capital Stock in favor of, and adopt, such Sale of the Company (together with any related amendment to the Restated Certificate required in order to implement such Sale of the Company) and to vote in opposition to any and all other proposals that could reasonably be expected to delay or impair the ability of the Company to consummate such Sale of the Company;

(b)     if such transaction is to be consummated as a stock sale, to sell the same proportion of shares of Capital Stock beneficially held by such Key Holder or Investor as is being sold by the Electing Holders to the person to whom the Electing Holders propose to sell their shares of Capital Stock, and, except as permitted in Section 6.3 below, on the same terms and conditions as the Electing Holders;

(c)     to execute and deliver all related documentation and take such other action in support of the Sale of the Company as shall reasonably be requested by the Company or the Electing Holders in order to carry out the terms and provision of this Section 6, including, without limitation, executing and delivering instruments of conveyance and transfer, and any purchase agreement, merger agreement, indemnity agreement, escrow agreement, consent, waiver, governmental filing, share certificates duly endorsed for transfer (free and clear of impermissible liens, claims and encumbrances), and any similar or related documents;

(d)     not to deposit, and to cause their Affiliates not to deposit, except as provided in this Agreement, any shares of Capital Stock owned by such party or Affiliate in a voting trust or subject any shares of Capital Stock to any arrangement or agreement with respect to the voting of such shares, unless specifically requested to do so by the acquiror in connection with the Sale of the Company;

(e)     to refrain from exercising any dissenters’ rights or rights of appraisal under applicable law at any time with respect to such Sale of the Company;

(f)     if the consideration to be paid in exchange for the shares of Capital Stock pursuant to this Section 6 includes any securities and due receipt thereof by any Key Holder or Investor would require under applicable law (x) the registration or qualification of such securities or of any person as a broker or dealer or agent with respect to such securities; or (y) the provision to any Key Holder or Investor of any information other than such information as a prudent issuer would generally furnish in an offering made solely to “accredited investors” as defined in Regulation D promulgated under the Securities Act of 1933, as amended, the Company may cause to be paid to any such Key Holder or Investor in lieu thereof, against surrender of the shares of Capital Stock which would have otherwise been sold by such Key Holder or Investor, an amount in cash equal to the fair value (as determined in good faith by the Company) of the securities which such Key Holder or Investor would otherwise receive as of the date of the issuance of such securities in exchange for such shares of Capital Stock; and

(g)     in the event that the Electing Holders, in connection with such Sale of the Company, appoint a stockholder representative (the “Stockholder Representative”) with respect to matters affecting the Key Holders and Investors under the applicable definitive transaction agreements following consummation of such Sale of the Company, (x) to consent to (i) the appointment of such Stockholder Representative, (ii) the establishment of any applicable escrow, expense or similar fund in connection with any indemnification or similar obligations, and (iii) the payment of such Key Holder’s or Investor’s pro rata portion (from the applicable escrow or expense fund or otherwise) of any and all reasonable fees and expenses to such Stockholder Representative in connection with such Stockholder Representative’s services and duties in connection with such Sale of the Company and its related service as the representative of the Key Holders and Investor, and (y) not to assert any claim or commence any suit against the Stockholder Representative or any other Key Holder or Investor with respect to any action or inaction taken or failed to be taken by the Stockholder Representative in connection with its service as the Stockholder Representative, absent fraud or willful misconduct.

6.3     Exceptions. Notwithstanding the foregoing, each Key Holder and Investor will not be required to comply with Section 6.2 above in connection with any proposed Sale of the Company (the “Proposed Sale”), unless:

(a)     any representations and warranties to be made by such Key Holder or Investor in connection with the Proposed Sale are limited to representations and warranties related to authority, ownership and the ability to convey title to such shares of Capital Stock, including, but not limited to, representations and warranties that (i) such Key Holder or Investor holds all right, title and interest in and to the shares of Capital Stock that such Key Holder or Investor purports to hold, free and clear of all liens and encumbrances, (ii) the obligations of such Key Holder or Investor in connection with the transaction have been duly authorized, if applicable, (iii) the documents to be entered into by such Key Holder or Investor have been duly executed by such Key Holder or Investor and delivered to the acquiror and are enforceable against such Key Holder or Investor in accordance with their respective terms; and (iv) neither the execution and delivery of documents to be entered into in connection with the transaction, nor the performance of such Key Holder’s or Investor’s obligations thereunder, will cause a breach or violation of the terms of any agreement, law or judgment, order or decree of any court or governmental agency applicable to such Key Holder or Investor;

(b)     such Key Holder or Investor shall not be liable for the inaccuracy of any representation or warranty made by any other party in connection with the Proposed Sale, other than the Company but solely to the extent that funds may be paid out of an escrow established to cover breach of representations, warranties and covenants of the Company;

(c)     the liability for indemnification, if any, of such Key Holder or Investor in the Proposed Sale and for the inaccuracy of any representations and warranties made by the Company or its stockholders in connection with such Proposed Sale, is several and not joint with any other person or party (except to the extent that funds may be paid out of an escrow established to cover breach of representations, warranties and covenants of the Company) and is pro rata in proportion to, and does not exceed, the amount of consideration paid to such Key Holder or Investor in connection with such Proposed Sale;

(d)     upon the consummation of the Proposed Sale (i) each holder of each class or series of the Company’s stock will receive the same form of consideration for their shares of such class or series as is received by other holders in respect of their shares of such same class or series of stock, (ii) each holder of each series of the Preferred Stock will receive the same amount of consideration per share with respect to such series of the Preferred Stock as is received by the other holders of the same series of the Preferred Stock, (iii) each holder of Common Stock will receive the same amount of consideration per share of Common Stock as is received by other holders in respect of their shares of Common Stock, and (iv) the aggregate consideration receivable by all holders of the Preferred Stock and Common Stock shall be allocated among the holders of Preferred Stock and Common Stock on the basis of the relative liquidation preferences to which the holders of Preferred Stock and the holders of Common Stock are entitled in a Deemed Liquidation (assuming for this purpose that the Proposed Sale is a Deemed Liquidation) in accordance with the Restated Certificate in effect immediately prior to the Proposed Sale; provided, however, that, notwithstanding the foregoing, if the consideration to be paid in exchange for the shares of Capital Stock held by a Key Holder or Investor, as applicable, pursuant to this Section 6.3(d) includes any securities, and the due receipt thereof by any Key Holder or Investor would require under applicable law (x) the registration or qualification of such securities or of any person as a broker or dealer or agent with respect to such securities; or (y) the provision to any Key Holder or Investor of any information other than such information as a prudent issuer would generally furnish in an offering made solely to “accredited investors” as defined in Regulation D promulgated under the Securities Act of 1933, as amended, the Company may cause to be paid to any such Key Holder or Investor in lieu thereof, against surrender of the shares of Capital Stock held by such Key Holder or Investor, as applicable, which would have otherwise been sold by such Key Holder or Investor, an amount in cash equal to the fair value (as determined in good faith by the Company) of the securities which such Key Holder or Investor would otherwise receive as of the date of the issuance of such securities in exchange for the shares of Capital Stock held by such Key Holder or Investor.

7.	Miscellaneous.

7.1     Term. This Agreement shall automatically terminate upon the earliest of (a) immediately prior to the consummation of the Company’s IPO; (b) the date that the Company first becomes subject to the periodic reporting requirements under Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended; and (c) the consummation of a Deemed Liquidation.

7.2     Stock Split. All references to numbers of shares in this Agreement shall be appropriately adjusted to reflect any stock dividend, split, combination or other recapitalization affecting the Capital Stock occurring after the date of this Agreement.

7.3     Ownership. Each Key Holder represents and warrants that such Key Holder is the sole legal and beneficial owner of the shares of Transfer Stock subject to this Agreement and that no other person or entity has any interest in such shares (other than a community property interest as to which the holder thereof has acknowledged and agreed in writing to the restrictions and obligations hereunder).

7.4     Dispute Resolution. The parties (a) hereby irrevocably and unconditionally submit to the jurisdiction of the state courts of Delaware and to the jurisdiction of the United States District Court for the District of Delaware for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the state courts of Delaware or the United States District Court for the District of Delaware, and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.

WAIVER OF JURY TRIAL: EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS, THE SECURITIES OR THE SUBJECT MATTER HEREOF OR THEREOF. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS SECTION HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES HERETO AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH PARTY HERETO HEREBY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

7.5     Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or (a) personal delivery to the party to be notified, (b) when sent, if sent by electronic mail or facsimile during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) business day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their address as set forth on Schedule A or Schedule B hereof, as the case may be, or to such email address, facsimile number or address as subsequently modified by written notice given in accordance with this Section 7.5. If notice is given to the Company, a copy shall also be sent to Michael Dunn, Esq., Phillips & Reiter, PLLC, 6805 N. Capital of Texas Highway, Suite 318, Austin, Texas 78731.

7.6     Entire Agreement. This Agreement (including, the Exhibits and Schedules hereto) constitutes the full and entire understanding and agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements relating to the subject matter hereof including, without limitation, the Prior RoFR Agreement.

7.7     Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

7.8     Amendment; Waiver and Termination. This Agreement may be amended, modified or terminated (other than pursuant to Section 7.1 above) and the observance of any term hereof may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a written instrument executed by (a) the Company, (b) the Key Holders holding a majority of the shares of Transfer Stock then held by all of the Key Holders who are then providing services to the Company as officers, employees or consultants, and (c) the holders of a majority of the shares of Common Stock issued or issuable upon conversion of the then outstanding shares of Preferred Stock held by the Investors (voting as a single class and on an as-converted basis). Any amendment, modification, termination or waiver so effected shall be binding upon the Company, the Investors, the Key Holders and all of their respective successors and permitted assigns whether or not such party, assignee or other shareholder entered into or approved such amendment, modification, termination or waiver. Notwithstanding the foregoing, (i) this Agreement may not be amended, modified or terminated and the observance of any term hereunder may not be waived with respect to any Investor or Key Holder without the written consent of such Investor or Key Holder unless such amendment, modification, termination or waiver applies to all Investors and Key Holders, respectively, in the same fashion, and (ii) the consent of the Key Holders shall not be required for any amendment, modification, termination or waiver if such amendment, modification, termination or waiver does not apply to the Key Holders, (iii) Schedule A hereto may be amended by the Company from time to time to add information regarding additional investors in Preferred Stock without the consent of the other parties hereto, and (iv) Schedule B hereto may be amended by the Company from time to time to add information regarding additional purchasers of Common Stock of the Company who were required, as a condition to becoming a holder of Common Stock, to be a Key Holder under this Agreement without the consent of the other parties hereto. The Company shall give prompt written notice of any amendment, modification or termination hereof or waiver hereunder to any party hereto that did not consent in writing to such amendment, modification, termination or waiver. No waivers of or exceptions to any term, condition or provision of this Agreement, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, condition or provision.

7.9     Assignment of Rights.

(a)     The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and permitted assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and permitted assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

(b)     Any successor or permitted assignee of any Key Holder, including any Prospective Transferee who purchases shares of Transfer Stock in accordance with the terms hereof, shall deliver to the Company and the Investors, as a condition to any transfer or assignment, a counterpart signature page hereto pursuant to which such successor or permitted assignee shall confirm their agreement to be subject to and bound by all of the provisions set forth in this Agreement that were applicable to the predecessor or assignor of such successor or permitted assignee.

(c)     The rights of the Investors hereunder are not assignable without the Company’s written consent (which shall not be unreasonably withheld, delayed or conditioned), except (i) by an Investor to any Affiliate, or (ii) to an assignee or transferee who acquires at least 100,000 shares of Capital Stock (as adjusted for any stock combination, stock split, stock dividend, recapitalization or other similar transaction), it being acknowledged and agreed that any such assignment, including an assignment contemplated by the preceding clauses (i) or (ii) shall be subject to and conditioned upon any such assignee’s delivery to the Company and the other Investors of a counterpart signature page hereto pursuant to which such assignee shall confirm their agreement to be subject to and bound by all of the provisions set forth in this Agreement that were applicable to the assignor of such assignee.

(d)     Except in connection with an assignment by the Company by operation of law to the acquirer of the Company, the rights and obligations of the Company hereunder may not be assigned under any circumstances.

7.10     Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

7.11     Additional Investors. Notwithstanding anything to the contrary contained herein, if the Company issues additional shares of Series A Preferred Stock, or Warrants to purchase shares of Series A Preferred Stock, after the date hereof, any purchaser of such shares of Series A Preferred Stock or recipient of such Warrants, as the case may be, may become a party to this Agreement by executing and delivering an additional counterpart signature page to this Agreement or an Adoption Agreement agreeing to be bound by this Agreement, and thereafter shall be deemed an “Investor” for all purposes hereunder.

7.12     Governing Law. This Agreement shall be governed by the internal law of the State of Delaware, without regard to conflicts of law principles.

7.13     Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

7.14     Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

7.15     Specific Performance. In addition to any and all other remedies that may be available at law in the event of any breach of this Agreement, each party hereto shall be entitled to specific performance of the agreements and obligations of the other parties hereunder and to such other injunction or other equitable relief as may be granted by a court of competent jurisdiction.

7.16     Consent of Spouse. If any Key Holder is married on the date of this Agreement, such Key Holder’s spouse shall execute and deliver to the Company a Consent of Spouse in the form of Exhibit A hereto (“Consent of Spouse”), effective on the date hereof. Notwithstanding the execution and delivery thereof, such consent shall not be deemed to confer or convey to the spouse any rights in shares of Transfer Stock that do not otherwise exist by operation of law or the agreement of the parties. If any Key Holder should marry or remarry subsequent to the date of this Agreement, such Key Holder shall within thirty (30) days thereafter obtain his/her new spouse’s acknowledgement of and consent to the existence and binding effect of all restrictions contained in this Agreement by causing such spouse to execute and deliver a Consent of Spouse acknowledging the restrictions and obligations contained in this Agreement and agreeing and consenting to the same.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Right of First Refusal Agreement as of the date first written above.

VIRTUIX HOLDINGS INC.

By:
Jan Goetgeluk,
Chief Executive Officer

KEY HOLDERS:

JAN GOETGELUK

INVESTORS:

Signatures Incorporated by Reference from the Adoption Agreement Signed by the Holders of a Majority of the Series Seed Preferred Stock and Series 2 Seed Preferred Stock Held by Investors Under the Prior RoFR Agreement and by Each Investor in Series A Preferred Stock.

SIGNATURE PAGE TO AMENDED AND RESTATED RIGHT OF FIRST REFUSAL AGREEMENT

SCHEDULE A

INVESTORS

Name and Address

RADICAL INVESTMENTS LP
c/o Radical Investments Management LLC
5424 Deloache Avenue
Dallas, Texas 75220
Attention: President
Fax: (214) 696-6310

with a copy to (which shall not constitute notice):
Robert S. Hart
5424 Deloache Avenue
Dallas, Texas 75220
Fax: (214) 696-3380

MAVERON EQUITY PARTNERS V, LP
411 1st Avenue South, Suite 600
Seattle, Washington 98104

MAVERON V ENTREPRENEUR’S FUND, LP
411 1st Avenue South, Suite 600
Seattle, Washington 98104

MEP ASSOCIATES V, LP
411 1st Avenue South, Suite 600
Seattle, Washington 98104

SKM PARTNERSHIP, LTD.
5621 Tuppor Lake Drive
Houston, Texas 77050

KEITH A. KREUER
18701 East Cool Breeze Lane
Montgomery, Texas 77356

DOUGLAS J. ERWIN
4 Briarwood Court
Houston, Texas 77019

NORIAKI OKUBO
122 Serangoon Avenue 3, 07-01
Singapore, Singapore 554775

TEKTON VENTURES LLC
50 California Street, Suite 3200
San Francisco, California 94111

STARTCAPS SL
Calle General Arrando 9 BIS
Madrid, Spain 28010

MICHAEL MCGOVERN
18 Berkley Highway
The Woodlands, Texas 77385

ANTONIE WOBBE PLOEGSMA
One Waterway Court, 6E
The Woodlands, Texas 77380

BERNARD GOETGELUK
Bergstraat 42
Merelbeke
9820 Belgium

BHV ENTREPRENEURSHIP FUND II, LP
275 Greenwich Street, #5A
New York, New York 10007

QUEENSBRIDGE VENTURE PARTNERS, LLC
1801 Century Park East, Suite 1132
Los Angeles, California 90067

UGO DE CHARETTE
South Ridge 1, unit 2101
Downtown Burj Khalifa
Dubai
Dubai, 214967
United Arab Emirates

VESTCESS, LLC
Attention: Federico Gonzalez, President
9400 Bamboo Road
Houston, Texas 77041

DAVID ROWE
42 arkwright road
London,
England, nw36bh
United Kingdom

SWAD 1608 LTD.
Attention: Arthur Sharplin, Trustee of SWAD
Management Trust
3205 Aztec Fall Cove
Austin, Texas 78746

GREGORY NOVAK
1000 Louisiana Street, Fifty Third Floor
Houston, Texas 77002
Fax: (210) 860-9252

STEPHEN COOK
1503 Sheltons Bend Court
Houston, Texas 77077

MICHAEL JONES
313 Lakeside Lane
Houston, Texas 77058

FOUR WINDS CAPITAL LP
Attention: Samuel Goodner, Manager
3400 Woodcutters Way
Austin, Texas 78746

COLTON BAKER JACOBS REVOCABLE LIVING
TRUST
Attention: Colton Jacobs, Trustee
5931 Darwin Court
Carlsbad, California 92008

S&H CAPITAL INVESTMENT HOLDINGS, LP
Attention: Hayden Hill, Manager
P.O. Box 40792
Houston, Texas 77240

SEEDINVEST HOLDINGS I, LLC, VIRTUIX SERIES
ONLY
P.O. Box 171305
Salt Lake City, Utah 84117

SCENTAN VENTURE PARTNERS LIMITED
1903 World Wide House
19 Des Voeux Road
Central HK

YOSHIAKI MURAKAMI
6 Cuscaden Walk #94-02
The Boulevard Residences
Singapore

SSSS INVESTMENT LLC
9036 Marlive Lane
Houston, Texas 77025

JOHN BESS LLC
3 Wyndmere Lane
Mendham, New Jersey 07945

ROBERT W. MARK
1100 Louisiana, Suite 4800
Houston, Texas 77002

2020 VENTURES, LP
121 Deer Hollow Road
San Anselmo, California 94960

STEPHEN CARPENTER
6067 Post Oak Green Lane
Houston, Texas 77055

JONATHAN R. HARMS
1837 Dart Street
Houston, Texas 77007

GERALD FALLS
P.O. Box 2202
Cypress, Texas 77410

VIKA GUPTA
5035 Yarwell Drive
Houston, Texas 77096

DANIEL JONES
716 S. Overlook Drive
Alexandria, Virginia 22305

H. ALBERT NAPIER
193 W. Ledge Stone Drive
Fredericksburg, Texas 78624

VENTURE LENDING & LEASING VII, LLC
104 La Mesa Drive
Portola Valley, California 94028

WAUTER HELLEBUYCK & JASMIEN DECLERCQ
Gansetek Straat
9686 Etikhove, Belgium

THIRD COAST VR, LLC
__________________________
__________________________
__________________________

VIRTUIX SERIES 2 SEED INVESTMENT LLC
P.O. Box 171305
Salt Lake City, Utah 84117

RANDY B. CRATH
15 Courtlandt Place
Houston, Texas 77006

451 WE VIRTUIX LLC
_________________________
_________________________
_________________________

WALDEN WOODS HOLDINGS LLC
889 Tanglewood Drive
Concord, Massachusetts 01742

WEFUNDS LLC, WEFUNDS VIRTUIX I
__________________________
__________________________
__________________________

SCHEDULE B

KEY HOLDERS

Name and Address	Number of Shares Held

Jan Goetgeluk	5,500,000
_________________________
_________________________
_________________________

EXHIBIT A

CONSENT OF SPOUSE]

I, [____________________], spouse of [______________], acknowledge that I have read the Amended and Restated Right of First Refusal Agreement, dated as of March __, 2016, to which this Consent is attached as Exhibit A (the “Agreement”), and that I know the contents of the Agreement. I am aware that the Agreement contains provisions regarding certain rights to certain other holders of Capital Stock of the Company upon a proposed transfer of shares of Transfer Stock of the Company which my spouse may own including any interest I might have therein.

I hereby agree that my interest, if any, in any shares of Transfer Stock of the Company subject to the Agreement shall be irrevocably bound by the Agreement and further understand and agree that any community property interest I may have in such shares of Transfer Stock of the Company shall be similarly bound by the Agreement.

I am aware that the legal, financial and related matters contained in the Agreement are complex and that I am free to seek independent professional guidance or counsel with respect to this Consent. I have either sought such guidance or counsel or determined after reviewing the Agreement carefully that I will waive such right.

Dated as of the [__] day of [__________, 2016.

Signature

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